Exhibit 23.1


        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We consent to incorporation by reference in the registration statements of UNION BANKSHARES, LTD. on Form S-8 relating to the Company's Equity Incentive Plan, the Option Bonus Plan, the Equity Compensation Plan for Nonemployee Directors, the Nonemployee Directors' Stock Option Plan and the Profit Sharing 401(k) Plan of our report dated February 19, 2002, relating to the consolidated balance sheets of UNION BANKSHARES, LTD. as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the three years then ended, which report appears in the December 31, 2001 annual report on Form 10-K of UNION BANKSHARES, LTD.


                                          /s/  BKD, LLP


Colorado Springs, Colorado
March 27, 2002